Annuity Board Funds:
Question 77-G Securities in Default


SECURITY:  United Air Lines, Inc.
DEFAULT REASON: Bankruptcy
DATE OF DEFAULT: 01/21/2003
AMOUNT/$1,000 SHARES:  200
TOTAL AMOUNT IN DEFAULT:  $254,599



SECURITY:  United Air Lines, Inc.
DEFAULT REASON:  Bankruptcy
DATE OF DEFAULT:  04/19/2003
AMOUNT/$1,000 SHARES:  300
TOTAL AMOUNT IN DEFAULT:  $377,472